SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15



Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-16099

                             TELEMUNDO GROUP, INC.
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             (Exact name of registrant as specified in its charter)

                              2290 West 8th Avenue
                             Hialeah, Florida 33010
                                 (305) 884-8200
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Series A Common Stock, par value $.01 per share
                    Series A Common Stock Purchase Warrants
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            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [x]      Rule 12h-3(b)(1)(i)  [x]

          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]

          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]

                                        Rule 15d-6           [ ]

Number of holders of record as of the certification or notice date:
                                                              One (common stock)
                                                              Zero (warrants)

                                    SIGNATURE
                                    ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, Telemundo Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     August 13, 1998               TELEMUNDO GROUP, INC.

                                        By:  /s/ Peter J. Housmann II
                                             ----------------------------------
                                             Peter J. Housmann II
                                             Chief Financial Officer
                                             and Treasurer